Exhibit 4.1(a)


                                   ADDENDUM TO
                         FARM BUREAU 401(k) SAVINGS PLAN


         1. The following paragraph is added to Sections 1.26 and 1.30 ("Related Group"/"Related Employer" and "Service with a Predecessor Employer") of the Defined Contribution Prototype Plan and Trust:

         The Farm Bureau 401(k) Savings Plan is a multiple employer plan adopted by the following related groups of controlled corporations: Iowa Farm Bureau Federation, Farm Bureau Mutual Insurance Company, FBL Financial Group, Inc., Nebraska Farm Bureau Federation (including Farm Bureau Insurance Company of Nebraska), Minnesota Farm Bureau Federation, South Dakota Farm Bureau Federation, Utah Farm Bureau Federation, Arizona Farm Bureau Federation, and New Mexico Farm & Livestock Bureau. The term "Employer" includes the group members of each separate related group and each related group shall stand alone for purposes of applying the Coverage Test under Code ss.410(b) and any discrimination testing under Code ss.401(a)(4), applying the limitations on allocations in
         Article III, applying the top heavy rules and the minimum allocation requirements of Article III, the definitions of Employee, Highly Compensated Employee, Compensation and Leased Employee and for any other purpose required by the applicable Code Section or by a Plan provision. Only one Trust shall be created under this Plan, but the assets of the Participants of each separate related group shall be accounted for separately. Service with all Participating Companies shall be counted for purposes of crediting House of Service, and determining Years of Service and Breaks in Service under Articles II and V.

         2. With respect to the eligibility conditions contained in item 9 of the Adoption Agreement, specifically subsection (a)(2) (two years of service), the eligibility conditions for the non-elective contributions made by South Dakota Farm Bureau Federation (classification III under paragraph 6 of this Addendum) are the same as the eligibility conditions for matching contributions (age 21 and one month of service).

         3. Following are the fixed matching contribution formulas (expressed as a percentage of elective deferrals) and the maximum elective deferrals taken into account in making matching contributions (expressed as a percentage of compensation) applicable to each controlled group of entities. These designations apply to item 15(a) and 15(j) respectively in the Adoption Agreement. These are effective January 1, 2002. Matching contribution formulas and limits on elective deferrals eligible for matching contributions in effect prior to that date are contained in the prior plan document, plus amendments thereto:

                                                              Maximum Eligible
                                                Match         Elective Deferrals
                                                -----         ------------------
Iowa Farm Bureau Federation           )
Farm Bureau Mutual Insurance Company  )         100%          First 2%
FBL Financial Group, Inc.             )          50%          Next 2%
New Mexico Farm & Livestock Bureau    )

Arizona Farm Bureau Federation        )         100%          First 3%
Minnesota Farm Bureau Federation      )          50%          Next 2%

South Dakota Farm Bureau Federation              50%          5%

         4. With respect to the fixed matching contribution formula in item 15(a) of the Adoption Agreement, Employees of Farm Bureau Mutual Insurance Company who are agency managers or assistant agency managers (and effective October 1, 1998, who are office assistants) are not eligible for such Employer matching contributions.

         5. Each separate controlled group of entities shall determine the discretionary matching percentage under item 15(b) of the Adoption Agreement for Participants directly employed by a member of such separate controlled group.

         6. With respect to the allocation of Employer non-elective contributions under item 16(a) of the Adoption Agreement, the classifications of eligible participants in subparagraph (a) shall apply to the contribution allocation formulas set forth in subparagraph (b):

         (a)      Classification I - Agency Managers and Assistant Agency
                    Managers who are Employees of Farm Bureau Mutual Insurance Company.

                  Classification II - Office Assistants who are employees of
                    Farm Bureau Mutual Insurance Company.

                  Classification III (effective January 1, 1999) - Employees of
                    South Dakota Farm Bureau Federation

         (b) The following shall apply with respect to the amount of Nonelective Employer Contributions and method of allocation of such contribution with respect to each Classification of Participants identified in (a) above:

                  (1) Classification I Participants - with respect to eligible Participants in Classification I as defined in (a) above, the contribution for Classification I Participants shall be allocated as follows:

                           (i) The Employer contribution shall first be
                  allocated in the same proportion that the sum of base salary, mutual overwrite commissions and first year life overwrite commissions of such Participant for the Plan Year bears to the total of the sums of all such compensation of all eligible Classification I Participants; provided, however, the amount allocated to each such Participant shall not exceed 5% of the sum of his base salary, mutual overwrite commissions and first year life overwrite commissions.

                           (ii) The balance of the Employer contribution shall
                  be allocated in the same proportion that the sum of base salary and mutual overwrite commissions of such Participant for the Plan Year bears to the total of the sums of all such compensation of all eligible Classification I Participants; provided, however, that in no event shall the total allocation to a Highly Compensated Employee's account under this paragraph b(1) exceed an amount which, when expressed as a percentage of Compensation for the portion of the Plan Year for which the Participant is eligible, is equal to the contribution allocated to Participants in Classification II under paragraph b(2) below (expressed as a percentage of eligible Compensation);

                           (iii) For purposes of the allocations above, only
                  base salary, mutual overwrite commissions and first year life overwrite commissions earned after a Participant's Entry Date shall be used in the allocation. A Participant does not have to be employed on the last day of the Plan Year or have a minimum number of Hours of Service to have nonelective contributions allocated to his account.

                  (2) Classification II Participants - with respect to eligible Participants in Classification II as defined in (a) above, the contribution for Classification II Participants shall be allocated as follows:

                           (i) The annual nonelective contribution shall be
                  allocated in the same ratio that each Participant's Compensation for the Plan Year bears to the total Compensation of all eligible Classification II Participants for the Plan Year. A Participant does not have to be employed on the last day of the Plan Year or have a minimum number of Hours of Service to have nonelective contributions allocated to his account.

                  (3) Classification III Participants (effective January 1,
                  1999) - with respect to eligible Participants in Classification III as defined in (a) above, the contribution for Classification III Participants shall be allocated as follows:

                           (i) The annual nonelective contribution shall be
                  allocated in the same ratio that each Participant's Compensation for the Plan Year bears to the total Compensation of all Participants for the Plan Year. A Participant does not have to be employed on the last day of the Plan Year or have a minimum number of Hours of Service to have nonelective contributions allocated to his account.

         7. Iowa Farm Bureau Federation, as Plan Sponsor, specifically acknowledges that any group annuity contract issued to the Plan shall not be part of the Plan assets held in trust by the Trustee.

         8. In administering Subsection 10.03(B) of the Defined Contribution Prototype Plan and Trust, the following additional provision shall apply:

         Notwithstanding the authority of the Trustee to give proxies as specified in Subsection 10.03(B)(g), each Participant and beneficiary in the Plan who has a beneficial interest in the Employer Stock Fund shall be entitled to direct the Trustee as to the manner in which the Employer stock having voting rights which are allocated to such Participant's or beneficiary's account shall be voted. The Trustee, itself or by its nominee, shall vote said stock as follows: (i) the Employer shall adopt reasonable measures to notify said Participants and beneficiaries of the date and purpose of each meeting of stockholders of the Employer at which holders of shares of stock shall be entitled to vote, and to request instructions from such Participants and beneficiaries to the Employer, its agent or the Trustee as to the voting at such meeting of the number of shares of common stock (including fractional shares) in the account of each such Participant or beneficiary, whether or not vested; (ii) in each case the Trustee, itself or by proxy, shall vote the shares of said stock (including fractional shares) in the account of each such Participant or beneficiary in accordance with the directions of the Participant or beneficiary as communicated directly to the Trustee or to the Trustee by the Employer or its agent; (iii) if prior to the time of such meeting of stockholders (or a date prior thereto specified by the Trustee), the Trustee shall not have received timely directions from a Participant or beneficiary, or from the Employer as to the manner of voting any shares of allocated stock in the account of such Participant or beneficiary, the Trustee shall vote, itself or by proxy, all such shares of common stock in all matters coming before the meeting, in the same ratio, to the nearest whole vote, as the ratio in which the total shares with respect to which timely directions were received were voted in such matters.

         9. Item 29 of the Adoption Agreement to the Plan is hereby amended by adding the following thereto:

         All accounts shall be invested as directed by Participants in such investment alternatives as are selected by the Plan Administrator. If an election has not been made by a Participant, then all accounts of such Participant shall be invested in the Farm Bureau group annuity investment option.

         10. In administering Subsection 10.03(F) of the Defined Contribution Prototype Plan and Trust, the following additional provisions shall apply:

         If so directed, the Trustee is authorized to invest in Qualifying Employer securities in amounts that may exceed 10% of the value of Plan assets, up to 100% of the value of Plan assets, to be held in an Employer Stock Fund. Such investment shall be at the direction of the

         Named Fiduciary, or if authorized by the Named Fiduciary, by an Investment Manager or as directed by Participants or beneficiaries. Notwithstanding such direction, in the event that a tender or exchange offer is made for all or any portion of the Employer's common stock held in the Fund, the Employer shall take such action as is practicable to provide each Participant or beneficiary of the Plan having an interest in such Fund with the same information that is distributed by the Employer to the stockholders of the Employer owning the same class of common stock for which such offer is made. Notwithstanding any other provision of the Plan, in the event such an offer is made, each such Participant or beneficiary shall have the right to direct the Trustee, by timely notice, to tender or exchange all or any portion of the full shares of such common stock credited to his account which are at such time fully vested, and the Trustee shall so tender or exchange only upon receipt of such direction. All property received in the form of cash in exchange for such common stock so tendered shall, upon receipt, be transferred out of the Employer Stock Fund and shall be invested by the Trustee in accordance with the investment direction then on file with the Trustee for investment of deferral contributions with respect to each affected Participant. If such investment direction directs any funds to be invested in the Employer Stock Fund, such amount shall instead be invested in the Farm Bureau group annuity contract issued to the Plan. All property received other than cash in exchange for such common stock so tendered shall, upon receipt be held by the Trustee in the Employer Stock Fund within the accounts of those Participants who so tendered. Notwithstanding any other provision of this Plan, such property other than cash may be held within such Fund and shall be administered, invested, reinvested and distributed in accordance with the applicable terms of this Plan.

         11. All Regular and Qualifying Matching Contributions shall be invested by the Trustee in FBL Financial Group, Inc. common stock. A Participant shall have the same investment choices for that account as he does for his other accounts in the Plan, and he may transfer out of the Employer Stock Fund with respect to his matching account into other investment choices at any time.

         12. The Defined Contribution Prototype Plan and Trust is amended by adding the following language to Section 10.03(B)(c) of that document:

         The Trustee is authorized to invest and reinvest all or any part of the principal and income of the Trust through any common or collective trust fund or pooled investment fund maintained by the Trustee for the collective investment of funds held by it in a fiduciary capacity. The provisions of the document governing any such common or collective trust fund as it may be amended from time to time shall govern any investment therein and are hereby made a part of this Defined Contribution Prototype Plan and Trust.

IOWA FARM BUREAU FEDERATION,
           Plan Sponsor

By: /s/ Jerry C. Downin                     Date: January 25, 2002
        Secretary/Treasurer


WELLS FARGO BANK MINNESOTA, N.A.,
           Trustee

By: /s/ Mary Stoecker                       Date: January 28, 2002
        Vice President